Exhibit 99.1

News Release

Solera Holdings, Inc. Completes Acquisition of Explore Information Services, LLC

DALLAS, June 14, 2011 /PRNewswire via COMTEX/ —

Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today announced that it has completed the acquisition of Explore Information Services, LLC (“Explore”) from Altegrity, Inc. Explore is a leading U.S. provider of innovative data and analytics services used by automotive property and casualty (“P&C”) insurers.

Explore’s driver violation reporting services deliver cost-effective information to P&C insurers allowing them to increase premiums when re-underwriting automotive insurance policies. Explore’s high-value, subscription-based products employ proprietary processes that aggregate, standardize and match data gathered from 42 state governments. Explore’s services are utilized by over 115 U.S. P&C insurers, including 14 of the top 20 U.S. P&C insurers.

“We welcome Explore as the newest member of the Solera Group. We look forward to working with the Explore and Audatex North America management teams to further increase the value of their combined solutions,” said Tony Aquila, Solera’s Founder, Chairman and Chief Executive Officer.

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Explore providing data to U.S. P&C insurers used in the re-underwriting of their insured drivers, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services.

SOURCE Solera Holdings, Inc.

Investors, Kamal Hamid of Solera Holdings, Inc., +1-858-946-1676,

kamal.hamid@solerainc.com